For Immediate Release

VARSITY GROUP INC. AFFIRMS $50 MILLION REVENUE GUIDANCE FOR FY 2005, ANNOUNCES ACQUISITION OF LYDIA LEARN AND FILES EXTENSION FOR FORM 10K FILING

Washington, D.C. April 3, 2006 -- Varsity Group Inc. (NASDAQ: VSTY) today reaffirmed previously issued revenue guidance of $50 million for its fiscal year ended December 31, 2005, representing a 33% increase over the $37.7 million of revenues reported for its fiscal year ending December 31, 2004 and a compounded annual revenue growth rate of approximately 42% over the last four years. The Company also announced that it presently expects income before taxes to total approximately $2.6 million for the fiscal year ended December 31, 2005, compared to approximately $3.1 million reported in 2004. These estimates are based on unaudited financial information that is subject to change.

"Reaching the $50 million revenue mark represents an exciting milestone for Varsity Group," commented Eric Kuhn, Founder and Chairman of Varsity Group Inc. "With our continued revenue growth and expanded product offering we have created a strong platform from which we plan to enter a new stage in our business. The recent hiring of our new CEO and President, Mark Thimmig, in February, has further strengthened our executive leadership team and brought a host of new relationships and prospects that are driving our planning and development."

Separately, the Company announced that it had acquired Lydia Learn (www.lydialearn.com) from White Hat On Campus, LLC. Lydia Learn is an innovative digital resource system that brings together those in need of educational content with the developers who can provide it. This is done through technology that connects global learning developers and distributors through a portal model -- all while maintaining intellectual property rights and paying developers for their content each time it's used. Lydia Learn supports the collaborative development of learning resources through a web-based exchange. Lydia Learn serves the Apollo Group, Inc, parent company of University of Phoenix, providing a key resource for extensive post secondary curriculum development and distribution.

"In the short time I've been here, I have been impressed with the people and the many opportunities we have to grow this business," added CEO and President, Mark Thimmig. "We have already begun making investments in new technology, new systems, and charting a course for Varsity as broad solutions provider in the education space. We are pleased to announce Lydia Learn as the first visible step on that path, adding an eLearning development and delivery solution to compliment our textbook and uniform solutions. As eLearning content is developed and distributed through Lydia Learn, publishers of that content can attach physical textbooks to the eLearning content which we can fulfill through our existing solutions," noted Thimmig.

The Company also announced that it will file a Form 12b-25 with the United States Securities and Exchange Commission requesting a 15 day extension to file its Form 10K for its fiscal year ended December 31, 2005. In the course of preparing the Company's fiscal 2005 financial statements, which are not yet complete, the Company identified a calculation error that understated its dilutive weighted average number of common shares used in determining diluted earnings per share. Although this error does not affect total revenues, expenses or net income, it understated the dilutive effect of stock options granted in determining the weighted average common shares by overstating the number of shares eligible for repurchase under the treasury method consistent with Financial Accounting Standard Board Statement No. 128, "Earnings Per Share" and, therefore, overstating diluted earnings per share (but not net income) reported in certain prior periods. Management presently expects to file its Form 10-K for its fiscal year ended December 31, 2005, including its audited financial statements, on or before April 15, 2006. The Company is in the process of assessing the control deficiency which led to this error, and it is possible that the Company may conclude that this control deficiency represents a material weakness. The Company is also assessing the materiality of the error to the diluted net income per share reported in prior period financial statements.

ABOUT VARSITY GROUP INC.
Varsity Group (www.varsitygroup.com) provides private K-12 schools, colleges and distance learning organizations outsourcing solutions for managing their textbook, e-learning development and delivery, uniforms, branded clothing, school supplies and other related needs.  Founded in 1997 as VarsityBooks.com, the company pioneered selling new college textbooks over the Internet. Building on its textbook expertise, Varsity Group now offers educational institutions a variety of solutions that enable schools to focus on their core mission, educating our future leaders.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. Specifically, the revenue and earnings guidance provided in this press release represent forward-looking statements because the Company's audit for the year ended December 31, 2005 is not complete and thus the estimates provided above are subject to change. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

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Contact:

Jack Benson

202-667-3400